Exhibit 99.1

Beam Global Announces $7.5 Million Bought Deal Offering

SAN DIEGO, November 23, 2020 — Beam Global (Nasdaq: BEEM, BEEMW) (“Beam” or “the Company”), the leading provider of innovative sustainable technology for electric vehicle (EV) charging, outdoor media and energy security, today announced that it has entered into an underwriting agreement with Maxim Group LLC under which the underwriter has agreed to purchase on a firm commitment basis 250,000 shares of common stock of the Company, at a price to the public of $30.00 per share, less underwriting discounts and commissions. The gross proceeds from the public offering will be approximately $7.5 million, before deducting underwriting discounts and commissions and estimated offering expenses.

Maxim Group LLC is acting as the sole manager for the offering.

The closing of the offering is expected to occur on or about November 27, 2020, subject to satisfaction of customary closing conditions.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 that was filed with the U.S. Securities and Exchange Commission (SEC) on May 26, 2020 and declared effective on June 4, 2020. A prospectus supplement will be filed with the SEC and will form a part of the effective registration statement. Copies of the final prospectus supplement and accompanying prospectus relating to the public offering may be obtained, when available, by contacting Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, or by telephone at (212) 895-3745.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Beam Global

Beam Global is a Cleantech leader that produces innovative, sustainable technology for electric vehicle (EV) charging, outdoor media, and energy security, without the construction, disruption, risks and costs of grid-tied solutions. Products include the patented EV ARC™ and Solar Tree® lines with BeamTrak™ patented solar tracking, and ARC Technology™ energy storage, along with EV charging, outdoor media and disaster preparedness packages.

The company develops, patents, designs, engineers and manufactures unique and advanced renewably energized products that save customers time and money, help the environment, empower communities and keep people moving. Based in San Diego, the company produces Made in America products. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW (formerly Envision Solar, EVSI, EVSIW). For more information visit https://BeamForAll.com/, LinkedIn, YouTube and Twitter.

Forward-Looking Information

This Beam Global Press Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements also are subject to risks, uncertainties and assumptions, including those detailed from time to time in the company’s filings with the SEC, and represent the company’s views only as of the date they are made and should not be relied upon as representing the company’s views as of any subsequent date.

Media Contacts:
The Bulleit Group
BeamGlobal@BulleitGroup.com
+1 415-742-1894

Investor Relations:
Kathy McDermott
IR@BeamForAll.com
+1 858-799-4583